Exhibit 99.1
April 11, 2019

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports March 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported March and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines, a subsidiary of RAVN Air.

AIR GROUP
On a combined basis for all operations, Air Group reported a 0.5 percent increase in traffic on a 1.3 percent increase in capacity compared to March 2018. Load factor decreased 0.7 points to 84.2 percent.

The following table shows the operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,891	3,920	(0.7)%	10,417	10,489	(0.7)%
Revenue passenger miles RPM (000,000) "traffic"	4,678	4,654	0.5%	12,449	12,403	0.4%
Available seat miles ASM (000,000) "capacity"	5,556	5,485	1.3%	15,508	15,480	0.2%
Passenger load factor	84.2%	84.9%	(0.7) pts	80.3%	80.1%	0.2 pts

MAINLINE
Mainline reported a 1.2 percent decrease in traffic on a 0.2 percent decrease in capacity compared to March 2018. Load factor decreased 0.9 points to 84.5 percent. Mainline also reported 81.2 percent of its flights arrived on time in March 2019, compared to 81.9 percent reported in March 2018.

The following table shows mainline operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	2,952	3,085	(4.3)%	7,864	8,211	(4.2)%
RPMs (000,000)	4,205	4,256	(1.2)%	11,172	11,360	(1.7)%
ASMs (000,000)	4,974	4,985	(0.2)%	13,874	14,098	(1.6)%
Passenger load factor	84.5%	85.4%	(0.9) pts	80.5%	80.6%	(0.1) pt
On-time arrivals as reported to U.S. DOT	81.2%	81.9%	(0.7) pts	76.9%	84.4%	(7.5) pts

REGIONAL
Regional traffic increased 18.8 percent on a 16.4 percent increase in capacity compared to March 2018. Load factor increased 1.6 points to 81.3 percent. Alaska's regional partners also reported 82.4 percent of its flights arrived on time in March 2019, compared to 86.7 percent in March 2018.

The following table shows regional operational results for March and year-to-date compared to the prior-year periods:

	March			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	939	835	12.5%	2,553	2,278	12.1%
RPMs (000,000)	473	398	18.8%	1,277	1,043	22.4%
ASMs (000,000)	582	500	16.4%	1,634	1,382	18.2%
Passenger load factor	81.3%	79.7%	1.6 pts	78.2%	75.5%	2.7 pts
On-time arrivals as reported to U.S. DOT	82.4%	86.7%	(4.3) pts	77.0%	86.2%	(9.2) pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 11 consecutive years from 2008 to 2018. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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